                                                                   Exhibit 10.27

                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into as of April 15, 2003 by and between Eric L. Pratt (the "Executive") and Avatech Solutions, Inc., a Delaware corporation ("Avatech").

                              EXPLANATORY STATEMENT

     Avatech desires to employ Executive, and Executive desires to enter into employment with Avatech, as Avatech's President and Chief Operating Officer, and to perform services for Avatech on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the Explanatory Statement, which is incorporated by reference herein, the mutual covenants, agreements, representations and warranties herein set forth, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Employment and Duties. From and after April 15, 2003 (the "Commencement Date"), Avatech shall employ Executive as the President and Chief Operating Officer of Avatech. Executive shall perform such duties as may be assigned to him from time to time by the Board of Directors of Avatech, and shall report directly to the Chief Executive Officer. Executive shall use his best efforts on a full time basis (at least 40 hours per week) in the performance of his duties on behalf of Avatech.

     2. Compensation and Benefits.

        2.1. Salary. Executive's base annual salary ("Base Salary") shall be one hundred and ninety-six thousand dollars ($196,000), payable in accordance with Avatech's customary payroll policies in force at the time of payment.

        2.2. Incentive Compensation and Bonuses. Prior to the end of each of Avatech's fiscal years, Avatech's Chief Executive Officer and the Board of Directors shall adopt annual performance measures, with quarterly targets, for the Executive for the upcoming fiscal year (the "Performance Goals"). In the event that the Executive's performance meets the Performance Goals, Avatech will pay to Executive an annualized bonus of one hundred thousand dollars ($100,000) (the "Incentive Compensation"), payable in quarterly installments in accordance with Avatech's customary payroll policies in force at the time of payment. In the event that Executive's performance exceeds the Performance Goals, the Compensation Committee shall determine if amounts, in addition to the Incentive Compensation, shall be paid to Executive, and if so, in what amounts. In the event that Executive's performance does not meet the Performance Goals, the Compensation Committee shall determine if any amounts in excess of the Base Salary shall be paid to Executive, and if so, in what amounts. Such a determinations by the Compensation Committee shall be made in its sole discretion, in conjunction with its consideration of an overall incentive compensation plan for senior management of Avatech. The Compensation Committee may pay to Executive any or all of the following: incentive compensation based on Executive's achievement of specific goals or objectives developed by the Compensation Committee; a bonus based upon outstanding performance by the Executive; awards of stock pursuant to the Avatech's Restricted Stock Award Plan; and additional options to purchase Avatech's Common Stock under its Incentive Stock Option plan or otherwise.

        2.3. Annual Review. Commencing with the beginning of the fiscal year of Avatech beginning July 1, 2003, and on each July 1 thereafter, the Board shall conduct an annual performance review of Executive and, at that time, consider increases in Executive's base compensation.

        2.4. Stock Options. Avatech shall immediately grant to Executive options to purchase 50,000 shares of Avatech's Common Stock under Avatech's Incentive Stock Option Plan, with such terms and conditions as are customarily contained in option agreements entered into by Avatech. The options shall have a term of 10 years, shall automatically convert to nonqualified options upon any cessation of employment with

Avatech by Executive (unless such cessation is the result of a Termination for Cause, as described in Section 4.2 hereof, in which case all vested and unvested options shall cease, terminate and be null and void), and shall have an exercise price equal to the mean between the bid and asked prices of Avatech's Common Stock on the OTC Bulletin Board at the close of trading on April 15, 2003. One third of the options shall vest on each July 1 of 2003, 2004 and 2005.

        2.5. Benefits. Executive shall be entitled to participate in Avatech's standard benefits provided to other management level employees of Avatech, as established or modified by Avatech from time to time, including but not limited to life insurance, health insurance, and dental insurance, to the extent not provided to Executive from another business or corporation.

        2.6. Vacation. Executive shall be entitled to four calendar weeks of vacation during each fiscal year of Avatech, which vacation weeks shall not accrue if they are not used.

        2.7. Business Expenses. Pursuant to Avatech's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts, for all authorized expenses properly incurred by him in the performance of his duties hereunder.

    3.  Term and Termination.

        3.1. Term. This Agreement shall have a term beginning on the Commencement Date and ending on the date of a Termination for Cause (as defined in Section 3.2) or the date of a Termination Other than for Cause (as defined and described in Section 3.3), whichever shall first occur.

        3.2. Termination for Cause. Executive shall be entitled to payment of his Base Salary earned, accrued bonus earned (if any), and benefits existing at the time of termination of his employment if such termination is a Termination for Cause. "Termination for Cause" means one or more of. (a) voluntary termination of employment by Executive for any reason; (b) death of Executive;
(c) Executive having been unable to render services required of him hereunder for a consecutive period of six months or for any period in the aggregate of six months in any twelve month period because of a serious and continuing health impairment, which impairment will most likely result in Executive's continued inability to render the services required of him hereunder; (d) Executive"s misappropriation of corporate funds; (e) Executive's conviction of a felony; (f) Executive's conviction of any crime involving theft, dishonesty, or moral turpitude; (g) Executive's failure to devote substantially his full business time and attention to Avatech as provided in Section 1 hereof; (h) Executive's willful violation of directions of the Board of Directors of Avatech which are consistent with Executive's duties as President; (i) falsification of any material representation made by Executive to Avatech; (j) verifiable evidence that Executive has engaged in sexual harassment of a nature that could give rise to liability on the part of Avatech; and (k) the commission by Executive of a material breach of the terms of this Agreement.

        3.3. Termination Other Than for Cause. If Executive's employment with Avatech is terminated and such termination is not a Termination for Cause, Executive shall be entitled to payment of his Base Salary and other benefits existing at the time of such termination for a period of twelve months thereafter, with all such payments to be made periodically pursuant to Avatech's policies in force at the time of payment, provided, however, that Avatech shall not be obligated to continue any benefit if the plan or policy under which such benefit is provided limits the provision of the benefit to full-time employees of Avatech, or if the validity of the plan or policy would be adversely impacted by the continuation of the benefit.

        3.4. Change in Control. If, upon a Change in Control, Executive is either terminated or elects to resign, such termination shall be treated as a termination under Section 3.3. As used in this Agreement, "Change in Control" shall mean (a) a dissolution or liquidation of Avatech; (b) a merger of consolidation in which Avatech is not the surviving corporation or the party to the merger or consolidation whose shareholders do not own 50% or more of the voting stock of the resulting corporation; or (c) the acquisition of more than 50% of the outstanding voting stock of Avatech by any person, or group of persons acting in concert, in a single transaction or series of transactions.

     4. Confidential Information

        4.1. Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" means that secret, proprietary information of Avatech not otherwise publicly disclosed (whether or not discovered or developed by Executive) and known by Executive as a consequence of Executive's employment with Avatech or as a consequence of Executive's position as a director of Avatech. Without limiting the generality of the foregoing, such proprietary information shall include information not generally known in the industry or related industries which concerns customer lists; computer programs and routines; the identity of specialized consultants and contractors and confidential information developed by them for Avatech; operating and other cost data, including information regarding salaries and benefits of employees; cost and pricing data; acquisition, expansion, marketing, financial, strategic, and other business plans; Avatech manuals, files, records, memoranda, plans, drawings and designs, specifications and computer programs and records; and all information that is a "trade secret" as defined in the Uniform Trade Secrets Act.

        4.2. Confidential Information. During Executive's employment with Avatech, Executive shall have access to and become familiar with Confidential Information of Avatech. Executive acknowledges that such Confidential Information is owned and shall continue to be owned solely by Avatech. During the term of Executive's employment with Avatech and after termination of such employment for any reason, Executive shall not use or divulge Confidential Information to any person or entity other than Avatech, or persons to whom Avatech has given its written consent, unless such information has become publicly available and is not longer Confidential Information.

        4.3. Return of Documents. Upon termination of Executive's employment with Avatech for any reason, all procedural manuals, guides, specifications, plans, drawings, designs, records, lists, notebooks, software, diskettes, customer lists, pricing documentation and other property which is or contains Confidential Information, including all copies thereof, in the possession or control of Executive, whether prepared by Executive or others, shall be forthwith delivered by Executive to Avatech.

     5. Covenants Not to Compete

        5.1. Restrictive Covenant. Avatech and Executive agree and acknowledge that Avatech has legitimate business interests to support the restrictive covenants set forth hereinafter, including, but not limited to, trade secrets, Confidential Information that otherwise does not qualify as trade secrets, and Executive's substantial relationships with prospective or existing customers. Executive covenants and agrees that during Executive's employment with Avatech and for a period of one year following Executive's cessation of employment for any reason, Executive shall not in any manner start or join any business which, as of or after the date of this Agreement, enters into a line of business or is engaged in a line of business that is a line of business conducted by Avatech.

        This Section 5.1 shall prevent Executive, directly or indirectly, on Executive's own behalf or as an executive, officer, employee, agent, director, partner, consultant, lender, or advisor, from forming, owning, joining, controlling, financing, or otherwise participating in the ownership or management of or being otherwise affiliated with any person or entity engaged in the type of business prohibited by this Section. Executive shall not permit any person or entity (other than Avatech) of which Executive is a shareholder, partner or director, or in which Executive has an ownership interest, to engage in any type of business prohibited by this Section. Notwithstanding any other provision herein to the contrary, the parties agree that Executive may invest Executive's personal, private assets as a passive investor in not more than one percent of the total outstanding shares of any publicly traded company engaged in a competing business, so long as Executive does not participate in the management or operations of such company.

        5.2. Solicitation of Employees. During the one-year period following Executive's cessation of employment for any reason, Executive shall not, without the prior written approval of the Chairman of the Board of Directors of Avatech, directly or indirectly solicit, raid, entice, or induce any person who is, or was at any time within six months prior to such cessation, an employee of Avatech, to become employed by any other person, firm, or corporation in any business which is in any manner in competition with Avatech. Furthermore,

Executive shall inform Avatech in writing if any other person employed by Avatech contacts Executive for the purpose of seeking employment during such one year period.

        5.3. New Developments. Executive agrees that, with respect to his work for Avatech, any developments made by Executive or under Executive's direction in connection with the work of Avatech shall be the sole and absolute property of Avatech, and that any and all copyrights, patent rights, and other proprietary rights therein shall belong to Avatech. Executive shall cooperate with Avatech and execute any documents prepared by Avatech to secure or protect any such rights.

     6. Representations of Executive. Executive hereby represents and warrants that he has the unrestricted right to accept employment with Avatech on the terms and conditions set forth herein and to execute and perform this Agreement without being in conflict with any other agreement, obligation or understanding with any third party. Executive represents that he is not bound by any agreement or by any other existing or previous business relationship which conflicts with, or may conflict with, the performance of his obligations hereunder, or prevent the full performance of his duties and obligations hereunder.

     7. Notices. Any notice permitted or required to be given under this Agreement shall be sufficient if in writing and delivered personally or by certified mail, return receipt requested, if to Executive, to Mr. Eric L. Pratt at his residence address as reflected in Avatech's payroll records, and if to Avatech, to the attention of the Chief Executive Officer at Avatech's principal corporate office address. A party may change his or its address for receipt of notices by complying with this Section.

     8. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     9. Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged except by a written instrument executed by the party affected thereby. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

     10. Binding Effect; Assignment. The rights and obligations set forth in this Agreement shall bind and inure to the benefit of any successor of Avatech by reorganization, merger or consolidation, or any assignee of all or substantially all of Avatech's business and properties. Executive's rights or obligations hereunder may not be assigned by Executive, except that upon Executive's death, all rights to compensation hereunder shall pass to Executive's executor or administrator.

     11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     12. Governing Law; Interpretation. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Maryland and, to the extent it involves any United States statute, by the laws of the United States.

     13. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, or caused to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, documents, transfers, conveyances, or assurances as may be necessary or appropriate to carry out the provisions or intent of this Agreement.

     14. Severability. If any one or more of the terms, provisions, covenants, or restriction contained in this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

                                             AVATECH SOLUTIONS, INC.



                                             By: _______________________________
                                                 Donald R. "Scotty" Walsh,
                                                 Chief Executive Officer


                                                 _______________________________
                                                 Eric L. Pratt